Exhibit 10.29

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

ASSET ACQUISITION AGREEMENT

THIS ASSET ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of June 26, 2019, by and between Timber Pharmaceuticals LLC, a Delaware limited liability company (“Timber”), Patagonia Pharmaceuticals LLC, a New Jersey limited liability company (“Seller”), Jonathan Rome (“J Rome”) and Zachary Rome (“Z Rome”) (Seller, J Rome and Z Rome are hereinafter collectively referred to as “Seller Parties”).

WHEREAS, the Seller is currently developing the following pharmaceutical product:  a locally administered (e.g. topical or subcutaneous) formulation of sitaxsentan for the treatment of cutaneous fibrosis and/or pigmentation disorders, and identified as PAT-S03, inclusive of any product line extensions, follow-on indications or other product improvements, and all related assets (the “Product”), with the intent to ultimately obtain regulatory approval for, and commercialize, the same as a pharmaceutical drug or product for various indications in the Territory (as defined below);

WHEREAS, the Seller desires to sell, transfer, assign and convey to Timber all of Seller’s right, title and interest in, to and under (a) the Product, for any and all indications, uses and formulations whatsoever, in the Territory, (b) all data, know-how, intellectual property (including, but not limited to, any existing Intellectual Property Rights or Inventions), information and other assets relating to the Product (collectively, the “Purchased Assets”), (c) the Assigned Contracts (as defined below), and (d) Third Party Payables (as defined below),   and Timber desires to purchase, acquire and, if applicable, assume the same; and

WHEREAS, Timber and the Seller desire to enter into this Agreement.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on and subject to the terms and conditions hereof, Timber and the Seller, intending legally to be bound hereby, agree as follows:

Section 1
Definitions

Capitalized terms used, but not otherwise defined, in this Agreement shall have the following meanings:

“Act” means the U.S. Federal Food, Drug, and Cosmetic Act (21 U.S.C. Section 301 et. seq.).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person.  For

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

purposes of this definition, a Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Assigned Contracts” means the contracts and agreements set forth on Schedule 1 attached hereto.

“Business Day” means any day except a Saturday, Sunday or a day on which a commercial bank in New York, New York is authorized to close.

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” means the date upon which the Closing occurs.

“Closing Payments” means the one-time payment of $20,000, to be made to the Seller by Timber at the Closing under Section 3.2 of this Agreement.

“Earn-out Term” means, with respect to the Product, the period commencing on FDA Approval (or approval of the equivalent non-US regulatory organization, as the case may be) of the Product and ending upon [*] years from FDA Approval (or approval of the equivalent non-US regulatory organization, as the case may be).

“Encumbrance” means any lien, claim, mortgage, charge, security interest, pledge, or other encumbrance of any kind whatsoever.

“FDA” means the United States Food and Drug Administration and any successor agency thereof.

“FDA Approval” means, with respect to the Product, the first written approval by the US FDA of an NDA filed by or on behalf of Timber for the Product.

“Generic Product Entry Date” means, with respect to the Product, the date, on or after a third party obtains FDA Approval (or that of an equivalent non-US regulatory organization) of a pharmaceutical drug or product that is a generic equivalent or formulation of the Product, and the commencement of the commercialization, or first sale, of such pharmaceutical drug or product in the applicable country in the Territory.

“Intellectual Property Rights” means the following and all rights associated with the following:  (a) any patents and patent applications, (b) any trademarks, service marks, trade dress, and trade names, and registrations and applications therefor, (c) any copyrights and copyright applications, (d) any rights with respect to the protection of trade secrets and other confidential and proprietary information (including, but not limited to, Inventions (whether patentable or unpatentable) and know-how, and (e) any analogous rights to the foregoing, including, without limitation, those set forth on Schedule 2.

“Inventions” means any inventions, developments, discoveries, improvements, works of authorship, concepts or ideas, or expressions thereof, whether or not subject to patent, copyright, trademark, trade secret protection or other Intellectual Property Right protection (in the United States or elsewhere), and whether or not reduced to practice.

“Milestone Payments” means the payments, if applicable, to be made to the Seller by Timber under Section 5 of this Agreement.

“NDA” means a United States New Drug Application (as defined in the Act and the regulations promulgated thereunder) pursuant to Section 505 of the Act (21 U.S.C. Section 355) and the regulations promulgated thereunder submitted to the FDA for approval to market a pharmaceutical drug or product in the United States.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or government or any agency or political subdivision thereof.

“Territory” means the entire world.

“Third Party” means any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement.

“Third Party Payables” means those payment obligations set forth on Schedule 1 attached hereto

“Net Sales” means, with respect to the Product, the aggregate gross sales, calculated in United States Dollars, invoiced by or on behalf of Timber or its Affiliates, or their respective licensees, sub-licensees or transferees, on account of sales of the Earn-out Product to Third Parties (including Third Party distributors and wholesalers), less the following relating to such sales:

(a)           trade, cash, and/or quantity discounts actually allowed or taken that are not already reflected in the amount invoiced;

(b)           excise, sales and other consumption taxes (including VAT) and custom duties to the extent included in the invoice price and to the extent such taxes are remitted to the applicable taxing authority;

(c)           freight, insurance and other transportation charges to the extent included in the invoice price and separately identified on the invoice or other documentation maintained in the ordinary course of business;

(d)              amounts repaid or credited by reason of returns, rejections, defects, or recalls or because of chargebacks, retroactive price reductions, refunds, bad debt or billing errors; and

(e)              compulsory payments and rebates directly related to such sales, accrued, paid or deducted in a manner consistent with United States generally accepted accounting principles, consistently applied.

If the Product is sold in whole or in part in exchange for consideration other than cash, Net Sales shall include the fair market value of such Product.  Further, if a Product is sold for less than its fair market value (for example, as part of “bundle” of Product or as a “loss leader”), such Product shall be considered for payment purposes to have been sold at Timber’s or its Affiliates’, or their respective licensees’, sub-licensees’ or transferees’ average, bona fide list price for such Product to end-user customers over the 12-month period immediately preceding such sale.

Use of any Product for promotional or sampling purposes or for use in clinical trials shall not be considered in determining Net Sales.  In the case of any sale between or among Timber and its Affiliates or their respective licensees or sub-licensees for resale, Net Sales shall be calculated only on the first arm’s length sale to a Third Party.

Section 2
Acquisition

At the Closing, in consideration for the Closing Payment and, if applicable, the Milestone Payments, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller shall sell, transfer, assign and convey to Timber all of Seller’s right, title and interest in, to and under (a) the Product, for any and all indications, uses and formulations whatsoever in the Territory, and (b) the Purchased Assets, in each case free and clear of any and all Encumbrances whatsoever, and (b) the Assigned Contracts, and Timber shall (i) receive and accept from the Seller all of Seller’s right, title and interest in, to and under the Product, for any and all indications, uses and formulations whatsoever in the Territory and the Purchased Assets, in each case free and clear of any and all Encumbrances whatsoever, and (ii) assume the liabilities and obligations arising on or after the Closing under the Assigned Contracts and Engagements (other than any liability or obligation arising out of or relating to a breach of any such Assigned Contract which occurred prior to the Closing), and those Third Party Payables set forth on Schedule 1.

Section 3

Closing

3.1          Closing.  The Closing shall occur at the offices of Seller, 50 Tice Boulevard, A26, Woodcliff Lake, NJ 07677 at 10:00 a.m. local time on June 26, 2019, or such other date as the parties may otherwise mutually agree.

3.2          Closing Payment.  On the Closing Date, Timber shall pay to the Seller in cash by wire transfer of immediately available funds the Closing Payment to the account designated by the Seller in writing or by electronic mail transmission at least one (1) Business Day prior to the scheduled Closing Date.

3.3          Closing Conditions.

(a)           Timber’s Conditions to Closing.  The obligation of Timber to consummate the Closing is subject to the satisfaction, or waiver by Timber, of each of the following conditions as of immediately prior to the Closing:

(i)            The representations and warranties of the Seller shall be true and correct in all material respects as of the Closing Date (except to the extent any such representation or warranty expressly relates to an earlier date (in which case as of such earlier date)); and

(ii)           The covenants and agreements of the Seller to be performed as of or prior to the Closing shall have been performed in all material respects.

(b)           Seller’s Conditions to Closing.  The obligation of the Seller to consummate the Closing is subject to the satisfaction, or waiver by the Seller, of each of the following conditions as of immediately prior to the Closing:

(i)            The representations and warranties of Timber shall be true and correct in all material respects as of the Closing Date; and

(ii)           The covenants and agreements of Timber to be performed as of or prior to the Closing shall have been performed in all material respects.

3.4          Closing Deliveries.  At the Closing, the Seller shall deliver (a) an executed Bill of Sale and Assignment, in the form of Exhibit A attached hereto, selling, assigning, transferring and conveying to Timber all of Seller’s right, title and interest in, to and under Product, for any and all indications, uses and formulations whatsoever in the Territory, and the Purchased Assets, in each case free and clear of any and all Encumbrances whatsoever, and (b) such other documents, instruments or deliverables as Timber may reasonably request to consummate the transactions contemplated by this Agreement.

Section 4

Representations and Warranties; Covenants

4.1          Representations and Warranties of the Seller Parties.  The Seller Parties represent and warrant, jointly and severally, to Timber as follows:

(a)           The Seller has all requisite power and authority to execute and deliver this Agreement, and, upon the execution and delivery of this Agreement by the parties hereto, this Agreement will constitute a valid and binding obligation of the Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.  The execution, delivery and performance of this

Agreement by the Seller do not conflict with, or constitute a breach of, any material contract or agreement to which the Seller is a party or by which the Seller is bound.

(b)           The Product and the Purchased Assets are, and shall be conveyed to Timber at Closing, free and clear of any and all Encumbrances whatsoever, and Seller shall convey good and marketable title to the Product and the Purchased Assets to Timber at the Closing, to the extent applicable.

(c)           The Purchased Assets include all rights in data, know-how, intellectual property (including, but not limited to, any existing Intellectual Property Rights or Inventions), information and other assets relating to the Product.

4.2          Representations and Warranties of Timber.  Timber represents and warrants to the Seller that (a) Timber has all requisite power and authority to execute and deliver this Agreement, and, upon the execution and delivery of this Agreement by the parties hereto, this Agreement will constitute a valid and binding obligation of Timber, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity, and (b) the execution, delivery and performance of this Agreement by Timber do not conflict with, or constitute a breach of, any material contract or agreement to which Timber is a party or by which Timber is bound.  Timber further represents and warrants that it has the financial capacity, through its existing business, cash on hand and existing and historical borrowing and equity facilities, commitments and relationships and otherwise, to fund some of the immediately proposed preclinical and/or formulation work internally. Timber currently intends to raise funds from outside sources to fund the remainder of its obligations under this Agreement.

4.3          Timber Responsibility.  After the Closing, Timber shall have full responsibility and decision-making authority with respect to the Product, including all activities regarding the analysis, assessment, development and/or acquisition, regulatory approval and commercialization of the Product in the Territory (the “Business”).  Timber shall perform such activities in good faith and using its commercially reasonable efforts, taking into account, among other things, the regulatory pathway, and Timber shall use reasonable commercial efforts to develop the Product including, without limitation, obtaining regulatory approval for, and commercializing the Product in the Territory, all to the extent it determines, in its reasonable discretion, whether or not the Product is, at any point in time, commercially viable.  For the sake of clarity, after the Closing, Timber shall commit to continuously fund and use commercially reasonable efforts to progress the development of the Product, including the efforts to protect the Product from competition.  Timber shall have the right, in its reasonable discretion, to determine that the Product is not commercially viable, and abandon further development and/or commercialization of the Product (“Timber Cessation”), in which case it shall provide Seller with prompt written notice of such election, in which case, at the election of the Seller, Timber will, at Seller’s election, transfer all rights in and to the Product, as they then exist, to Seller for the consideration of $10. In the event of a Timber Cessation, Timber shall be entitled to continue to sell its inventory of Product for a period of twelve (12) months following such Timber Cessation, in which event Timber shall be relieved from making any further payments to Seller under this Agreement, other than those pursuant to Sections 5(e), 5(f), and 5(g) following the

Timber Cessation, and Timber shall have no further obligation to Seller of any kind or nature whether under this Agreement or otherwise.

In addition, if Timber, in its sole discretion, decides, whether through Timber or a sub-licensee, not to launch the Product in a particular country or region in the Territory, the parties shall work in good faith to develop an appropriate arrangement to optimize the value of the Product in such country or region.

In addition, Timber will provide to the Seller Parties, upon request, periodic progress reports of the status of the development and other activities relating to the Product, provided however that Seller Parties may not request such reports more frequently than once per calendar quarter.

Section 5

Milestone Payments

In addition to the Closing Payments, Timber shall pay to the Seller (or its permitted designee, as determined by the Seller in its sole discretion), if earned, the following payments:

(a)                                 upon the opening of an investigational new drug application (IND) with the FDA, a one-time payment of $250,000;

(b)                                 upon the initiation of a Phase 2 or Phase 2B clinical trial, as defined as the first patient enrolled in the first such Phase 2 clinical trial to occur after a Phase 1 or Phase 1/2 clinical trial, a one-time payment of $500,000;

(c)                                  upon the initiation of a Phase 3 pivotal trial, as agreed with the FDA, and defined as the first patient enrolled in such trial for the Product, a one-time payment of $1 million;

(d)                                 upon FDA approval of the first NDA filed by Timber for the Product (“FDA Approval”) for the treatment of localized scleroderma or another disorder of cutaneous fibrosis and/or pigmentation, a one-time payment of $1 million;

(e)                                  upon the first European EMA approval, to be pursued at Timber’s sole discretion, of an MAA filed by Timber or an Affiliate thereof, for the Product (“EMA Approval”) for the treatment of localized scleroderma or another disorder of cutaneous fibrosis and/or pigmentation, a one-time payment of $500,000;

(f)                                   upon the first Japanese PMDA approval, to be pursued at Timber’s sole discretion, of an PMDA filed by Timber or an Affiliate thereof, for the Product (“PMDA Approval”) for the treatment of localized scleroderma or another disorder of cutaneous fibrosis and/or pigmentation, a one-time payment of $1 million;

(g)                                  in the event that Timber is awarded a rare pediatric disease priority review voucher upon the FDA Approval of the Product for the treatment of localized scleroderma or another disorder of cutaneous fibrosis and/or pigmentation, and in the event that Timber chooses to sell such voucher, a one-time payment equal to five (5%) percent of the net proceeds received by Timber in such a sale, or in the event that Timber chooses not to sell such voucher within 12 months of its receipt, a one-time payment of $4 million;

(h)                                 during the period commencing upon FDA approval of the Product and ending upon a Generic Product Entry Date in the US, earn-out payments equal to four (4%) percent of Net Sales, which shall be reduced to one and one-half (1.5%) percent following a Generic Product Entry Date in the US;

(i)                                     during the period commencing upon non-US regulatory approval of the Product, and ending upon a Generic Product Entry Date outside of the US, on a market-by-market basis, earn-out payments equal to two (2%) percent of Net Sales outside of the US, which shall be reduced to one-half (0.5%) percent following a Generic Product Entry Date (on a market-by-market basis) outside of the US; and

(j)                                    upon the first occurrence of $200 million in annual Net Sales in any calendar year of the Product in the Territory after FDA approval, a one-time payment of $2 million.

Section 6

Payment of Milestone Payments

With respect to the Milestone Payments, if earned,

(a)           Milestone Payments payable under Section 5 shall be payable on a calendar quarter basis within forty-five (45) Business Days after the applicable calendar quarter. Timber and Seller agree that any payments made to Seller under this Section 6 shall be treated as an addition to the purchase price paid by Timber pursuant to this Agreement for all tax purposes. Timber and Seller hereby agree to report for all tax purposes (including in connection with any tax return) any income with respect of any amounts paid under this Section 6 in a manner that is consistent with the foregoing and applicable law.

(b)           During each Earn-out Term, Timber shall deliver to the Seller, on or before March 31st, June 30th, September 30th and December 31st, written reports (each, an “Earn-out Report”), of Net Sales by Timber and its Affiliates and sub-licensees of the applicable Product for the prior fully completed calendar quarter, which reports shall (i) set forth in reasonable detail all customer returns, refunds, discounts, rebates and other credits, allowances and deductions and (ii) include, in reasonable detail, a calculation of each of the Milestone Payments payable with respect to such period.

(c)           Timber shall keep accurate books and records of (A) all Net Sales with respect the Product, and (B) the Milestone Payments due to the Seller under Section 5.  Said books of account and records shall be kept at Timber’s principal place of business.  No more than one time (1) per calendar year during an Earn-Out Term, upon prior written notice to Timber, the Seller shall have reasonable access during reasonable business hours so as to not unreasonably interfere with Timber’s business, to such books and records for inspection purposes.  No more than one (1) time per calendar year during an Earn-out Term, the Seller shall have the right to appoint an independent accountant who shall (i) have access to Timber’s records on reasonable notice during reasonable business hours for the sole purpose of verifying, at the Seller’s expense (except as provided below), the applicable Earn-out Payments payable as provided for in this Section 6 for the two preceding years, and (ii) issue a written report to the Seller and Timber of its conclusions with respect thereto (each, a “Seller Accountant’s Report”).  In connection with any such audit, the Seller and its independent accountant shall only solicit or receive information relating to the applicable Earn-out Reports and applicable Milestone Payments made.  If Timber disagrees with the conclusions set forth in any such Seller Accountant’s Report, it shall notify the Seller of such disagreement in writing, and the Seller and Timber shall, in good faith, attempt to resolve such disagreement.  In the event the Seller and Timber are unable to mutually resolve any such disagreement within fifteen (15) Business Days after Timber’s receipt of the Seller Accountant’s Report, Timber may, within five (5) Business Days after the conclusion of such fifteen (15) Business Day period, formally object in writing and appoint an independent accountant, at Timber’s expense, to perform an audit with respect to the Earn-out Payments that are the subject of the disagreement and review the Seller Accountant’s Report and issue a written report to the Seller and Timber of its conclusions with respect thereto (each, a “Timber Accountant’s Report”).   If Timber does not formally object in writing during such five (5) Business Day period, then the conclusions set forth in the Seller Accountant’s Report shall be final and binding on the Seller and Timber.  In the event that the conclusions set forth in the Seller Accountant’s Report and the Timber Accountant’s Report differ, the Seller and Timber shall, in good faith, attempt to resolve such disagreement.  In the event the Seller and Timber are unable to mutually resolve any such disagreement within fifteen (15) Business Days after the date of the Timber Accountant’s Report, the Seller and Timber may, within five (5) Business Days of the conclusion of such fifteen (15) Business Day period, appoint an independent accountant to perform an audit with respect to the Earn-out Payments that are the subject of the disagreement, which independent accountant shall issue a written report to the Seller and Timber of its conclusions with respect thereto, and the conclusions set forth in such report shall be final and binding on the Seller and Timber; provided, however, that if the Seller and Timber appoint two different independent accountants, then such independent accountants shall select a third independent accountant that shall perform an audit with respect to the Earn-out Payments that are the subject of the disagreement and issue a written report to the Seller and Timber of its conclusions with respect thereto (each, a “Neutral Accountant’s Report”) within thirty (30) days after the date such independent accountant is selected, which conclusions shall be final and binding on the Seller and Timber.  Except as otherwise provided in Section 6(d), the expenses of such third independent accountant shall be borne equally by the Seller and Timber

(d)           Any underpayment of Milestone Payments (as determined pursuant to the procedures set forth in Section 6(c)) shall be paid within thirty (30) days of the delivery of the applicable detailed written binding Seller Accountant’s Report, Timber Accountant’s Report or Neutral Accountant’s Report (as the case may be) to Timber.  Any overpayment of Earn-out Payments (as determined pursuant to the procedures set forth in Section 6(c)) shall be credited to the next Milestone Payment due from Timber, provided, however, that if no further Milestone Payments will be due under this Section 6, then a refund to Timber will be made within thirty (30) days after the delivery of the applicable detailed written binding Seller Accountant’s Report, Timber Accountant’s Report or Neutral Accountant’s Report (as the case may be) to Timber.  If the applicable Seller Accountant’s Report, Timber Accountant’s Report or Neutral Accountant’s Report shows an underpayment of Milestone Payments of five percent (5%) or more with respect to the applicable Product for a calendar year during the applicable Earn-out Term, Timber shall reimburse the Seller for all reasonable cost and expense that the Seller incurred with respect to the applicable Seller Accountant’s Report, Timber Accountant’s Report or Neutral Accountant’s Report (as the case may be).

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Section 7

Miscellaneous

7.1          Notices.  All notices required or permitted hereunder shall be in writing addressed to the parties at their respective addresses as set forth below, unless another address shall have been designated:

If to Timber, to:

Timber Pharmaceuticals LLC

50 Tice Boulevard, #A26

Woodcliff Lake, New Jersey 07677

Attn:  Michael L Derby, Managing Director

With a copy (which shall not constitute notice) to:

Garry A. Berger, Esq.

Berger Legal LLC

58 Olmstead Lane

Ridgefield, Connecticut 06877

If to the Seller, to:

Patagonia Pharmaceuticals LLC

50 Tice Boulevard, #A26

Woodcliff lake, New Jersey 07677

Attn.:  Zach Rome, President

With a copy (which shall not constitute notice) to:

Jonathan Rome

[*]

All notices shall be delivered by hand, by nationally recognized overnight courier, by registered or certified mail, postage prepaid or by facsimile, with confirmation sheet.  Any and all notices to be given hereunder shall be deemed delivered on the first business day following delivery by hand, one (1) Business Day following delivery to a nationally recognized overnight courier for overnight delivery to the recipient and five (5) Business Days following deposit in registered or certified mail as aforesaid.

7.2          Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Connecticut.

7.3          Entire Agreement.  This Agreement and the exhibits hereto, together with that certain Mutual Nondisclosure Agreement, dated as of January 23, 2019, and executed by Medicas Group, LLC (an Affiliate of Timber), constitute the entire agreement of the parties and supersede all prior representations, proposals, discussions, and communications, whether oral or in writing.  This Agreement and any exhibit hereto may be modified only through a writing signed by the parties.

7.4          Severability.  If any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and replaced by a valid and enforceable provision, which so far as possible, achieves the parties’ intent in agreeing to the original provision.  The remaining provisions of this Agreement shall continue in full force and effect.

7.5          Termination.   This Agreement may be terminated by either party in the event that the other party breaches any of its material obligations under this Agreement (“Termination for Breach”) in any material respect and does not cure such breach within sixty (60) days after receiving written notice of the breach from the non-breaching party.  All of the effects of termination by either party of this Agreement are in addition to the other rights and remedies that may be available to either party under this Agreement or under applicable law and shall not be construed to limit any such rights or remedies.  For clarity,

(a) In the event of a Termination for Breach where Timber is the breaching party, all rights in and to the Product, as they then exist, will revert to the Seller, in exchange for $10, without any further obligations to Timber.  In such event, Timber will provide reasonable assistance to Seller or its designee in connection with the transfer of the IND, NDA, or any equivalent non-US regulatory filing.

7.6          Remedies.  Each party agrees that its obligations hereunder are necessary and reasonable in order to protect the other party and the other party’s business, and expressly agrees that monetary damages would be inadequate to compensate the other party for any breach of any covenant or agreement set forth herein.  Accordingly, each party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other party, and that, in addition to any other remedies that may be available, in law, in equity, or otherwise, the other party shall be entitled to seek to obtain injunctive relief against the threatened breach of this Agreement or continuation of any such breach, without the necessity of proving actual damages.

7.7          Assignment; Third Party Beneficiary.  This Agreement shall be binding upon and for the benefit of the parties and their successors and permitted assigns.  Timber may not assign this Agreement, nor sublicense all or a portion of its obligations hereunder in whole or in part,

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

without the prior written consent of Seller, such consent not to be unreasonably withheld.  In the event Seller consents to an assignment or sublicense of this Agreement by Timber, no such assignment or sublicense shall relieve Timber of its obligations hereunder.  Without limiting the generality of the foregoing, in the event that the Seller desires to designate a successor or permitted assign to receive the Milestone Payments as contemplated by Sections 5 and 6 of this Agreement, the Seller shall provide written notice of such designation to Timber under and in accordance with Section 8.1 hereof and shall hold Timber and its Affiliates and subsidiaries harmless from and against any liability for complying with such written notice (except for any liability caused by the misconduct or negligence of Timber, its Affiliates or its subsidiaries in complying with such written notice).

7.8          No Waiver.  Failure to enforce any provision of this Agreement shall not constitute a waiver of any term or condition hereof.

7.9          Indemnification by the Seller.  The Seller shall indemnify, defend and hold harmless Timber and its Affiliates and subsidiaries from and against all losses and liabilities and all damages, expenses, costs, and fees, including reasonable attorneys’ fees (collectively, “Losses”), including, but not limited to, Losses arising from any claim, suit, action or proceeding (each a “Claim”) brought against Timber or its Affiliates or subsidiaries by a third Person (other than a Timber Affiliate), to the extent resulting or arising from any breach of any representation, warranty, covenant or agreement of the Seller in this Agreement.

7.10        Indemnification by Timber.  Timber agrees to indemnify, defend and hold harmless the Seller and its Affiliates from and against all Losses, including, but not limited to, Losses arising from any Claim brought against the Seller by a third Person (other than a Seller Affiliate), to the extent resulting or arising from any breach of any representation, warranty, covenant or agreement of Timber in this Agreement.

7.11        Withholding.  All payments under this Agreement shall be made without deduction or withholding of any taxes, charges or duties, except for such taxes, charges or duties which are required under any applicable laws to be deducted or withheld.

7.12.       Non-Compete.  Z Rome acknowledges that (i) Timber would not have entered into this Agreement but for the agreements and covenants contained in this Section 7.12; (ii) the agreements and covenants contained in this Section 7.12 are essential to protect the business, goodwill, trade secrets and confidential information of the Business or Timber and are appropriate in scope and (iii) Timber’s Business is conducted in the Territory. To induce Timber to enter into this Agreement, Z Rome covenants and agrees that during the period commencing on the date hereof and ending [*] or if Z Rome is terminated by TardiMed Sciences, LLC (an Affiliate of Timber), [*] after such date of termination (the “Restricted Period”), Z Rome shall not, and they shall cause their respective affiliates not to, engage in any directly competitive business that is developing a locally administered sitaxsentan or a treatment for localized scleroderma or other indication for which Timber can demonstrate it is actively developing PAT-S03 for (“Competitive Business”).  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, Z Rome shall not be prohibited from owning, directly or indirectly, solely as an investment, securities of any person engaged in a Competitive Business that are publicly traded if Z Rome owns, collectively more than 5% of any class of securities of such person.

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IN WITNESS WHEREOF, the parties have executed this Agreement individually or through their duly authorized representatives.

Timber Pharmaceuticals LLC

By:	/s/ Michael Derby
Name:	Michael Derby
Its:	Chief Executive Officer

PATAGONIA PHARMACEUTICALS LLC

By:	/s/ Zachary Rome
Name:	Zachary Rome
Its:	President

/s/ Jonathan Rome
Jonathan Rome, an Individual

/s/ Zachary Rome
Zachary Rome, an Individual

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Schedule 1

Assigned Contracts and Engagements

[*]

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. [*] indicates that information has been redacted.

Schedule 2

Certain Intellectual Property Rights

[*]

Exhibit A

Form of Bill of Sale and Assignment

Attached hereto.